Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Methanex Corporation

We consent to the incorporation by reference in the registration statement on Form F-9 (the “Registration Statement”) of our audit report dated March 24, 2011 on the financial statements of Methanex Corporation (the “Company”), which comprise the consolidated balance sheets of the Company as at December 31, 2010 and December 31, 2009 and the consolidated statements of income, shareholders’ equity, comprehensive income (loss) and cash flows for each of the years then ended, and our audit report dated March 24, 2011 on the effectiveness of internal control over financial reporting, which are incorporated into the Registration Statement by reference to the Company’s annual report on Form 40-F for the year ended December 31, 2010. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants

November 10, 2011

Vancouver, Canada